Exhibit (h)(6)(b)
SCHEDULE A FEES
Designation of Joseph D. McDermott as Chief Compliance Officer of The Hirtle Callaghan Trust, the performance by Mr. McDermott of the duties and responsibilities required of such an officer at an annual rate as per the schedule below, billed monthly, payable in advance to ALARIC Compliance Services LLC, in full by wire transfer upon receipt.

Annual Fee	$95,000
The above mentioned fees specifically do not include the out-of-pocket expenses that the Trust agrees to reimburse to ALARIC, monthly, upon receipt of invoice and reasonable evidence of expenses, pursuant to the terms of Paragraph 4.
The fee schedule applies to the following portfolios of The Hirtle Callaghan Trust:
The Value Equity Portfolio
The Growth Equity Portfolio
The Small Capitalization Equity Portfolio
The Real Estate Securities Portfolio
The International Equity Portfolio
The Emerging Markets Portfolio
The Short-Term Municipal Bond Portfolio
The Intermediate Term Municipal Bond Portfolio
The Institutional Value Equity Portfolio
The Institutional Growth Equity Portfolio
The Institutional Small Capitalization Equity Portfolio
The Institutional International Equity Portfolio
The Fixed Income Portfolio
The Fixed Income II Portfolio
The Fixed Income Opportunity Portfolio
The Commodities Securities Portfolio
The Intermediate Term Municipal Bond II Portfolio
Amended December 10, 2009 — Add The Commodities Securities Portfolio & The Intermediate Term Municipal Bond II Portfolio.